Rhinebeck Bancorp, Inc. Reports

Results for the Quarter and Year Ended December 31, 2025

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, January 29, 2026 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the fourth quarter of 2025 of $2.3 million, compared to net income of $2.7 million for the third quarter of 2025 and a net loss of $2.7 million for the fourth quarter of 2024. Diluted earnings per share were $0.21 for the fourth quarter of 2025, compared to earnings per share of $0.25 for the third quarter of 2025 and diluted loss per share of $0.25 for the same quarter of 2024. Net income for the year ended December 31, 2025 totaled $10.0 million, compared to a net loss of $8.6 million for last year. Diluted earnings per share were $0.92 and diluted loss per share was $0.80 for the years ended December 31, 2025 and 2024, respectively. The results for the quarter and year-ended December 31, 2024 reflected $4.0 million and $16.0 million of loss on the sale of securities, respectively, from the previously disclosed balance sheet restructurings.

President and Chief Executive Officer Matthew Smith said, “We are pleased to report a strong turnaround in profitability in 2025, highlighted by full-year net income of $10.0 million and a return on average assets of 0.78%. Our 2025 results reflect disciplined balance sheet management, improved operating efficiency, and margin expansion in a challenging interest rate environment. Net interest margin increased to 3.89% for the year, driven by prudent pricing strategies and stable funding costs, while our efficiency ratio improved meaningfully to 73.12%. Asset quality remains strong, with non-performing assets at just 0.28% of total assets. We enter 2026 with a solid capital position, strong liquidity, and a continued focus on supporting our customers and communities while delivering sustainable value to shareholders.”

Income Statement Analysis

Net interest income increased $1.7 million, or 16.3%, to $11.8 million for the three months ended December 31, 2025, from $10.2 million for the three months ended December 31, 2024.  Net  interest income for the three months ended September 30, 2025 was $12.0 million. The increase over prior year was primarily due to higher yields, higher average balances of interest-earning assets and lower costs on interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The interest rate spread improved 42 basis points from 2.78% for the three months ended December 31, 2024 to 3.20% for the three months ended December 31, 2025, as asset yields increased while liability costs decreased. For the three months ended December 31, 2025, when compared to the same period in 2024, the average yield of interest-earning assets improved by 30 basis points to 5.79% and the average balance of interest-earning assets increased by $55.8 million, or 4.8%, to $1.21 billion. The balance sheet restructuring in the fourth quarter of 2024 significantly increased the yield on our available-for-sale securities. The average balance of interest-bearing liabilities increased by $50.5 million, or 5.9%, primarily due to a $75.1 million increase in the average balance of interest-bearing deposits (primarily money market accounts and time deposits), partially offset by a $24.6 million decrease in the average balance of FHLB advances, while the cost of interest-bearing liabilities decreased by 12 basis points to 2.59% due to the lower market interest rate environment and less reliance on higher-costing FHLB advances. The net interest margin was 3.87% for the three months ended December 31, 2025, compared to 3.93% for the three months ended September 30, 2025 and 3.50% for the three months ended December 31, 2024.

Year-to-date net interest income increased $8.7 million, or 23.1%, to $46.4 million compared to $37.7 million for the prior year primarily due to higher yields on interest-earning assets and lower costs on interest- bearing liabilities. The interest rate spread increased by 79 basis points, from 2.44% for the year ended December 31, 2024, to 3.23% for 2025, primarily due to favorable asset and liability pricing. For the year ended December 31, 2025, the average balance of interest-earning assets increased by $3.0 million, or 0.3%, to $1.19 billion while the average yield improved by 46 basis points to 5.77%, when compared to the year ended December 31, 2024. The balance sheet restructuring in the second half of 2024 significantly increased the yield on our available-for-sale securities. The average balance of interest-bearing liabilities decreased by $4.6 million, or 0.5%, primarily due to a decrease in the average balance of FHLB advances of $42.8 million, partially offset by a $38.7 million increase in the average balance of deposits (primarily money market accounts and time deposits), while the cost of interest-bearing liabilities decreased by 33 basis points to 2.54% due to the lower interest rate environment and less reliance on higher-costing FHLB advances. The net interest margin increased by 72 basis points to 3.89% for the year ended December 31, 2025 from 3.17% for the year ended December 31, 2024.

The provision for credit losses decreased by $878,000, or 63.6%, from $1.4 million for the quarter ended December 31, 2024 to $503,000 for the current quarter primarily due to lower loan balances and a decrease in net charge-offs.  The provision for credit losses was $904,000 for the quarter ended September 30, 2025. Net charge-offs decreased by $600,000 from $971,000 for the fourth quarter of 2024 to $371,000 for the fourth quarter of 2025. The decrease was primarily due to a charge-off on a commercial loan of $524,000 in the fourth quarter of 2024.

The provision for credit losses decreased by $1.1 million, or 40.8%, from $2.8 million for the year ended December 31, 2024 to $1.7 million for the year ended December 31, 2025. The decrease in the provision was primarily due to decreases in net charge-offs on indirect automobile loans and commercial loans, partially offset by an increase in commercial real-estate loans. Net charge-offs decreased $462,000, or 19.3%, to $1.9 million for the year ended December 31, 2025 as compared to $2.4 million for the year ended December 31, 2024. The decrease was primarily due to decreased net charge-offs on indirect automobile and commercial loans, partially offset by increased net charge-offs on commercial real estate loans. The percentage of overdue account balances to total loans decreased to 1.52% at December 31, 2025 from 1.71% at December 31, 2024, while non-performing assets decreased $434,000, or 10.5%, to $3.7 million at December 31, 2025.

Non-interest income totaled $1.7 million for the three months ended December 31, 2025, compared to $1.9 million in the third quarter 2025 and a net loss of $2.2 million for the same period in 2024.  The prior-year period included a $4.0 million loss on the sale of investment securities related to the Company’s balance sheet restructuring. Excluding this loss, non-interest income would have decreased $178,000 from $1.9 million for the three months ended December 31, 2024 to $1.7 million for the current period. This decrease was primarily due to a $261,000 decrease in other non-interest income, particularly in swap income, partially offset by a $40,000, or 10.1%, increase in investment advisory income and a $27,000 increase in gain on sale of loans.

Non-interest income totaled $7.0 million for the year ended December 31, 2025, compared to a net loss of $9.0 million for 2024, representing an increase of $16.0 million. The net loss in 2024 was primarily attributable to a $16.0 million loss on the sale of investment securities in connection with the Company’s 2024 balance sheet restructuring. Excluding this loss, non-interest income would have decreased by $86,000, from $7.1 million for the year ended December 31, 2024, to $7.0 million for the year ended December 31, 2025. The decrease in non-interest income reflected a $413,000 decrease in income related to life insurance proceeds recognized during the fourth quarter of 2024, a $22,000 decrease in investment advisory income and an $18,000 decrease on service charges on deposit accounts. These decreases were largely offset by a $223,000, or 18.4%, increase in other non-interest income, primarily due to higher swap income, and a $92,000 increase in gain on the sales of loans.

For the fourth quarter of 2025, non-interest expense rose to $10.1 million, reflecting a $135,000, or 1.4%, increase compared to the same period in 2024. Noninterest expense was $9.7 million in the third quarter of 2025. The increase over the prior year quarter was primarily due to an increase in salaries and employee benefits which rose $343,000, or 6.3%, primarily due to increased incentive compensation and production commissions. Data processing expenses increased $83,000 and marketing expenses increased $62,000. These increases were partially offset by a $211,000 decrease in professional fees and a $126,000 decrease in FDIC deposit insurance.

For the year ended December 31, 2025, non-interest expense totaled $39.0 million, representing an increase of $2.2 million, or 5.9%, compared to $36.8 million in 2024. The increase was driven primarily by higher compensation and operating costs across several categories. Salaries and employee benefits rose $1.2 million, or 6.1%, largely reflecting higher incentive-based compensation, production commissions, and annual merit increases implemented to attract and retain talent. Other non-interest expense increased $629,000, or 9.7%, primarily due to higher retail banking and administrative costs. Marketing expense increased $271,000, or 46.1%, data processing expense rose $145,000, or 7.1%, and occupancy expense increased $91,000, or 2.1%, reflecting higher facilities-related costs. These increases were partially offset by decreases in professional fees of $123,000, or 6.4%, and FDIC deposit insurance and other insurance costs of $63,000, or 5.7%.

Balance Sheet Analysis

Total assets increased by $46.0 million, or 3.7%, to $1.30 billion as of December 31, 2025. Cash and cash equivalents rose by $64.5 million, or 172.1%. Available-for-sale securities increased by $2.3 million, or 1.4%, primarily due to $49.0 million in purchases and a $5.3 million reduction in unrealized losses, partially offset by $52.3 million in paydowns, calls, and maturities. Loans receivable decreased by $18.4 million, or 1.9%, to $953.4 million, primarily reflecting a strategic decrease of $81.9 million in indirect automobile loans, in line with our decision to reduce their share of the portfolio, partially offset by a $52.1 million increase in commercial real estate loans and a $13.4 million increase in residential real estate loans.

Past due loans decreased $2.2 million, or 13.0%, to $14.5 million, or 1.52% of total loans at December 31, 2025, down from $16.7 million, or 1.71% of total loans, at December 31, 2024. The decrease was most notable in indirect automobile loans, reflecting the positive impact of more conservative underwriting standards. The allowance for credit losses was 0.87% of total loans and 225.76% of non-performing loans at December 31, 2025 as compared to 0.88% of total loans and 206.56% of non-performing loans at December 31, 2024. Non-performing assets totaled $3.7 million at December 31, 2025, a decrease of $434,000, or 10.5%, from $4.1 million at December 31, 2024.

Total liabilities increased by $31.0 million, or 2.7%, to $1.16 billion at December 31, 2025. The increase was primarily driven by a $76.6 million, or 7.5%, increase in deposits. The growth in deposits was attributable to an $87.4 million, or 11.2%, increase in interest-bearing deposits, partially offset by a decrease in non-interest-bearing deposits of $10.9 million, or 4.6%. Uninsured deposits were approximately 27.9% and 26.9% of the Bank’s total deposits as of December 31, 2025 and December 31, 2024, respectively. The increase in deposits was partially offset by a $44.6 million, or 64.0%, reduction in borrowings as deposit growth allowed for excess cash to be used to pay down debt.

Stockholders' equity increased $15.0 million, or 12.3%, to $136.9 million at December 31, 2025. The increase was primarily due to net income of $10.0 million and a $5.0 million decrease in accumulated other comprehensive loss due to the balance sheet restructuring and the decreased interest rate environment. The Company's ratio of average equity to average assets was 10.09% for the year ended December 31, 2025 and 9.23% for the year ended December 31, 2024.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe”,  “expect”, “anticipate”, “estimate”, “intend”, “predict”, “forecast”, “improve”, “continue”, “will”, “would”, “should”, “could”, or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and potential retaliatory responses, the impact of any federal government shutdown, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemics, extreme weather events, or a breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2025	2025	2024	2025	2024
Interest and Dividend Income
Interest and fees on loans	$15,371	$15,712	$14,463	$61,157	$57,835
Interest and dividends on securities	1,360	1,124	1,285	5,110	4,274
Other income	990	923	235	2,606	1,113
Total interest and dividend income	17,721	17,759	15,983	68,873	63,222
Interest Expense
Interest expense on deposits	5,446	5,443	5,223	20,517	21,294
Interest expense on borrowings	446	281	585	1,963	4,233
Total interest expense	5,892	5,724	5,808	22,480	25,527
Net interest income	11,829	12,035	10,175	46,393	37,695
Provision for Credit Losses	503	904	1,381	1,659	2,800
Net interest income after provision for credit losses	11,326	11,131	8,794	44,734	34,895
Non-interest Income (Loss)
Service charges on deposit accounts	744	739	750	2,984	3,002
Net realized loss on sales of securities	—	—	(4,045)	—	(16,041)
Net gain on sales of loans	56	89	29	252	160
Increase in cash surrender value of life insurance	200	198	187	780	751
Net gain from sale of other real estate owned	—	—	—	—	4
Net gain (loss) on disposal of premises and equipment	10	(1)	—	9	(18)
Gain on life insurance	—	—	1	—	413
Investment advisory income	438	467	398	1,510	1,532
Other	231	447	492	1,436	1,213
Total non-interest income (loss)	1,679	1,939	(2,188)	6,971	(8,984)
Non-interest Expense
Salaries and employee benefits	5,768	5,470	5,425	21,614	20,372
Occupancy	1,090	1,081	1,117	4,357	4,266
Data processing	603	524	520	2,186	2,041
Professional fees	337	501	548	1,807	1,930
Marketing	285	151	223	859	588
FDIC deposit insurance and other insurance	176	274	302	1,042	1,105
Amortization of intangible assets	7	16	20	60	80
Other	1,812	1,710	1,788	7,095	6,466
Total non-interest expense	10,078	9,727	9,943	39,020	36,848
Net income (loss) before income taxes	2,927	3,343	(3,337)	12,685	(10,937)
Net Provision (Benefit) for Income Taxes	591	648	(683)	2,640	(2,317)
Net income (loss)	$2,336	$2,695	$(2,654)	$10,045	$(8,620)

Earnings (loss) per common share:
Basic	$0.22	$0.25	$(0.25)	$0.93	$(0.80)
Diluted	$0.21	$0.25	$(0.25)	$0.92	$(0.80)

Weighted average shares outstanding, basic	10,847,165	10,811,808	10,770,586	10,806,021	10,757,750
Weighted average shares outstanding, diluted	10,959,239	10,982,343	10,770,586	10,957,428	10,757,750

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	December 31,	September 30,	December 31,
	2025	2025	2024
Assets
Cash and due from banks	$16,918	$14,362	$18,561
Federal funds sold	83,157	87,185	18,309
Interest-bearing depository accounts	1,911	1,918	614
Total cash and cash equivalents	101,986	103,465	37,484

Available-for-sale securities (at fair value)	162,203	148,920	159,947
Loans receivable (net of allowance for credit losses of $8,353, $8,196 and $8,539, respectively)	953,385	977,634	971,779
Federal Home Loan Bank stock	1,957	2,023	3,960
Accrued interest receivable	4,882	4,857	4,435
Cash surrender value of life insurance	30,996	30,796	30,193
Deferred tax assets (net of valuation allowance of $800, $928 and $1,336, respectively)	4,941	5,769	8,114
Premises and equipment, net	13,621	13,750	14,105
Goodwill	2,235	2,235	2,235
Intangible assets, net	106	113	166
Other assets	25,454	26,447	23,347
Total assets	$1,301,766	$1,316,009	$1,255,765
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$227,272	$252,684	$238,126
Interest bearing	870,068	863,144	782,657
Total deposits	1,097,340	1,115,828	1,020,783

Mortgagors’ escrow accounts	9,399	4,084	9,425
Advances from the Federal Home Loan Bank	25,153	26,603	69,773
Subordinated debt	5,155	5,155	5,155
Accrued expenses and other liabilities	27,867	31,335	28,796
Total liabilities	1,164,914	1,183,005	1,133,932

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,141,033, 11,145,681 and 11,094,828 at December 31, September 30, 2025 and December 31, 2024, respectively)	112	112	111
Additional paid-in capital	45,710	45,799	45,946
Unearned common stock held by the employee stock ownership plan	(2,837)	(2,891)	(3,055)
Retained earnings	101,797	99,475	91,766
Accumulated other comprehensive loss:
Net unrealized loss on available-for-sale securities, net of taxes	(6,255)	(6,892)	(10,480)
Defined benefit pension plan, net of taxes	(1,675)	(2,599)	(2,455)
Total accumulated other comprehensive loss	(7,930)	(9,491)	(12,935)
Total stockholders’ equity	136,852	133,004	121,833
Total liabilities and stockholders’ equity	$1,301,766	$1,316,009	$1,255,765

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest-bearing depository accounts and federal funds sold	$82,385	$990	4.77%	$19,206	$235	4.87%
Loans(1)	974,616	15,371	6.26%	969,088	14,463	5.94%
Available-for-sale securities	154,751	1,318	3.38%	166,512	1,212	2.90%
Other interest-earning assets	2,146	42	7.76%	3,250	73	8.94%
Total interest-earning assets	1,213,898	17,721	5.79%	1,158,056	15,983	5.49%
Non-interest-earning assets	90,180			88,239
Total assets	$1,304,078			$1,246,295
Liabilities and equity:
NOW accounts	$120,791	$71	0.23%	$123,333	$47	0.15%
Money market accounts	236,500	1,614	2.71%	188,903	1,194	2.51%
Savings accounts	127,565	132	0.41%	136,106	125	0.37%
Certificates of deposit	378,492	3,608	3.78%	339,936	3,836	4.49%
Total interest-bearing deposits	863,348	5,425	2.49%	788,278	5,202	2.63%
Escrow accounts	7,137	21	1.17%	7,137	21	1.17%
Federal Home Loan Bank advances	25,903	357	5.47%	50,480	491	3.87%
Subordinated debt	5,155	89	6.85%	5,155	94	7.25%
Total other interest-bearing liabilities	38,195	467	4.85%	62,772	606	3.84%
Total interest-bearing liabilities	901,543	5,892	2.59%	851,050	5,808	2.71%
Non-interest-bearing deposits	236,530			243,639
Other non-interest-bearing liabilities	31,138			28,837
Total liabilities	1,169,211			1,123,526
Total stockholders’ equity	134,867			122,769
Total liabilities and stockholders’ equity	$1,304,078			$1,246,295
Net interest income		$11,829			$10,175
Interest rate spread			3.20%			2.78%
Net interest margin(2)			3.87%			3.50%
Average interest-earning assets to average interest-bearing liabilities			134.65%			136.07%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $36,000 and $16,000 for the three months ended December 31, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

	For the Year Ended December 31,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)

	(Dollars in thousands)
Assets:
Interest-bearing depository accounts	$59,805	$2,606	4.36%	$21,042	$1,113	5.29%
Loans(1)	980,540	61,157	6.24%	987,212	57,835	5.86%
Available-for-sale securities	150,063	4,872	3.25%	177,214	3,799	2.14%
Other interest-earning assets	2,784	238	8.55%	4,689	475	10.13%
Total interest-earning assets	1,193,192	68,873	5.77%	1,190,157	63,222	5.31%
Non-interest-earning assets	88,381			88,221
Total assets	$1,281,573			$1,278,378
Liabilities and equity:
NOW accounts	$120,816	$245	0.20%	$124,061	$175	0.14%
Money market accounts	222,719	5,828	2.62%	187,615	4,971	2.65%
Savings accounts	132,153	520	0.39%	141,189	511	0.36%
Certificates of deposit	355,027	13,814	3.89%	339,133	15,528	4.58%
Total interest-bearing deposits	830,715	20,407	2.46%	791,998	21,185	2.67%
Escrow accounts	9,705	110	1.13%	9,210	108	1.17%
Federal Home Loan Bank advances	40,117	1,616	4.03%	82,915	3,787	4.57%
Subordinated debt	5,155	347	6.73%	5,155	390	7.57%
Other interest-bearing liabilities	—	—	—%	1,043	57	5.47%
Total other interest-bearing liabilities	54,977	2,073	3.77%	98,323	4,342	4.42%
Total interest-bearing liabilities	885,692	22,480	2.54%	890,321	25,527	2.87%
Non-interest-bearing deposits	236,431			242,603
Other non-interest-bearing liabilities	30,127			27,515
Total liabilities	1,152,250			1,160,439
Total stockholders’ equity	129,323			117,939
Total liabilities and stockholders’ equity	$1,281,573			$1,278,378
Net interest income		$46,393			$37,695
Interest rate spread			3.23%			2.44%
Net interest margin(2)			3.89%			3.17%
Average interest-earning assets to average interest-bearing liabilities			134.72%			133.68%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $218,000 and $60,000 for the year ended December 31, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024

Performance Ratios (1):
Return on average assets (2)	0.71%	0.82%	(0.85)%	0.78%	(0.67)%
Return on average equity (3)	6.87%	8.18%	(8.60)%	7.77%	(7.31)%
Net interest margin (4)	3.87%	3.93%	3.50%	3.89%	3.17%
Efficiency ratio, excluding impact of securities loss restructure (7)	74.61%	69.61%	82.64%	73.12%	82.34%
Average interest-earning assets to average interest-bearing liabilities	134.65%	135.11%	136.07%	134.72%	133.68%
Total gross loans to total deposits	87.32%	87.99%	95.51%	87.32%	95.51%
Average equity to average assets (5)	10.34%	10.03%	9.85%	10.09%	9.23%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.87%	0.83%	0.88%	0.87%	0.88%
Allowance for credit losses on loans as a percent of non-performing loans	225.76%	218.85%	206.56%	225.76%	206.56%
Net charge-offs to average outstanding loans during the period (1)	0.15%	0.39%	0.40%	0.20%	0.24%
Non-performing loans as a percent of total gross loans	0.39%	0.38%	0.42%	0.39%	0.42%
Non-performing assets as a percent of total assets	0.28%	0.28%	0.33%	0.28%	0.33%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	13.57%	13.08%	11.81%	13.57%	11.81%
Total capital (to risk-weighted assets)	14.40%	13.88%	12.63%	14.40%	12.63%
Common equity Tier 1 capital (to risk-weighted assets)	13.57%	13.08%	11.81%	13.57%	11.81%
Tier 1 leverage ratio (to average total assets)	10.62%	10.46%	10.07%	10.62%	10.07%

Other Data:
Book value per common share				$ 12.28	$ 10.98
Tangible book value per common share(7)				$ 12.07	$ 10.76

(1)	Ratios for the three month periods ended December 31, 2025,September 30, 2025 and December 31, 2024 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measures: tangible book value per common share, efficiency ratio and earnings per share excluding securities loss. Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below. Loss on available-for-sale securities is excluded from the following calculations as management believes that this presentation provides further comparability of net income (loss), earnings (loss) per share and the efficiency ratio and is consistent with industry practice.

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss) and earnings (loss) per share, reconciliation
Net Income (loss) (GAAP)	$2,336	$(2,654)	$10,045	$(8,620)
Exclude impact of securities loss restructure, net of tax	-	(3,196)	-	(12,672)
Net income excluding securities loss restructure (non-GAAP)	$2,336	$542	$10,045	$4,052

Basic earnings (loss) per share (GAAP)	$0.22	$(0.25)	$0.93	$(0.80)
Exclude impact of securities loss restructure, net of tax	-	0.30	-	1.18
Basic earnings per share excluding securities restructure, net of tax (non-GAAP)	$0.22	$0.05	$0.93	$0.38

Diluted earnings (loss) per share (GAAP)	$0.21	$(0.25)	$0.92	$(0.80)
Exclude impact of securities loss restructure, net of tax	-	0.30	-	1.17
Diluted earnings per share excluding securities loss restructure, net of tax (non-GAAP)	$0.21	$0.05	$0.92	$0.37

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Efficiency ratio reconciliation
Non-interest expense (GAAP)	$10,078	$9,943	$39,020	$36,848

Net interest income (GAAP)	11,829	10,175	46,393	37,695
Non-interest (loss) income (GAAP)	1,679	(2,188)	6,971	(8,984)
Net interest income plus non-interest income (GAAP)	$13,508	$7,987	$53,364	$28,711

Less non-GAAP adjustments:
Net realized loss on sales and calls of securities	-	(4,045)	-	(16,041)
Net interest income plus non-interest income - as adjusted (non-GAAP)	$13,508	$12,032	$53,364	$44,752

Efficiency ratio (non- GAAP)	74.61%	82.64%	73.12%	82.34%

(In thousands, except per share data)	December 31,
	2025	2024
Book value per common share
Total shareholders' equity (book value) (GAAP)	$136,852	$121,833
Total shares outstanding	11,141	11,095
Book value per common share	$12.28	$10.98

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$136,852	$121,833
Goodwill	(2,235)	(2,235)
Intangible assets, net	(106)	(166)
Tangible common equity (non-GAAP)	$134,511	$119,432

Tangible book value per common share
Tangible common equity (non-GAAP)	$134,511	$119,432
Total shares outstanding	11,141	11,095
Tangible book value per common share (non-GAAP)	$12.07	$10.76

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com